MutualFirst Announces Increased Earnings in the Second Quarter 2014

MUNCIE, Ind., July 21, 2014 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the "Bank"), announced today net income to common shareholders for the second quarter ended June 30, 2014 increased to $2.6 million, or $.36 for basic earnings per common share and $.35 for diluted earnings per common share. This compared to net income available to common shareholders for the same period in 2013 of $1.8 million, or $.26 for basic earnings per common share and $.25 for diluted earnings per common share. Annualized return on assets was .73% and return on average tangible common equity was 8.81% for the second quarter of 2014 compared to .60% and 6.59% respectively, for the same period of last year.

Net income available to common shareholders for the six months ended June 30, 2014 increased to $4.5 million, or $.63 for basic earnings per common share and $.61 for diluted earnings per common share compared to net income available to common shareholders of $3.4 million, or $.49 for basic earnings per common share and $.48 for diluted earnings per common share for the six months ended June 30, 2013. Annualized return on assets was .65% and return on average tangible common equity was 7.91% for the first half of 2014 compared to .58% and 6.27% respectively, for the same period of last year.

Other financial highlights for the second quarter ended June 30, 2014 included:

  Gross loan balances increased by $16.5 million, or 6.7% on an annualized basis in the second quarter of 2014.
  Asset quality continues to improve as non-performing loans to total loans were 0.61% as of June 30, 2014 compared to 0.80% as of March 31, 2014 and non-performing assets to total assets were 0.94% as of June 30, 2014 compared to 1.12% as of March 31, 2014.
  Classified loans decreased approximately 16% in the second quarter of 2014 and 20% since December 31, 2013.
  Deposits decreased $25.7 million in the second quarter of 2014 primarily due to a decrease in certificates of deposit of $25.8 million.
  Tangible common equity to total assets is 8.40% and tangible book value per share is $16.54 as of June 30, 2014 compared to tangible common equity to total assets of 7.92% and tangible book value per share of $15.46 as of December 31, 2013.
  Cash dividend on common stock increased by 33%.
  Net interest income for the second quarter of 2014 increased by $139,000 on a linked quarter basis and $538,000 compared to the second quarter of 2013.
  Net interest margin was 3.28% for the second quarter 2014 compared to 3.10% in the second quarter 2013.
  Non-interest income in the second quarter of 2014 increased by $541,000 on a linked quarter basis and decreased by $45,000 when compared to the second quarter of 2013.
  Non-interest expense decreased in the second quarter of 2014 by $394,000 on a linked quarter basis and $49,000 when compared to the second quarter of 2013.

"We are pleased with the growth in core earnings and loans in the second quarter. We are optimistic that our economies are continuing to strengthen, allowing for continued loan growth," said David W. Heeter, President and CEO.

Balance Sheet

Assets increased $19.1 million as of June 30, 2014 compared to December 31, 2013, primarily due to the increase in gross loans of $14.9 million. The increase in the gross loan portfolio was primarily due to an increase in commercial loans of $14.2 million and in non-real estate consumer loans of $9.1 million. This increase was partially offset by a decline in the consumer residential loan portfolio of $8.4 million. Mortgage loans held for sale increased by $3.6 million, since December 31, 2013, as the Bank has been selling longer term fixed rate loans originated in the first half of 2014 to mitigate interest rate risk. Mortgage loans sold during the first half of 2014 totaled $15.3 million compared to $43.1 million in the first half of 2013 as mortgage production was slower in the first half of 2014 compared to the same period in 2013.

Deposits decreased by $33.8 million in the first half of 2014. The decrease in deposits has been primarily in certificates of deposit, which decreased $50.3 million, while core transactional deposits increased $16.5 million in the first half of 2014. Core transactional deposits increased to 61% of the Bank's total deposits as of June 30, 2014 compared to 58% as of December 31, 2013.

Allowance for loan losses was $13.2 million as of June 30, 2014 compared to $13.4 million as of March 31, 2014 and December 31, 2013. Net charge offs in the second quarter were $627,000, or .25% of total loans on an annualized basis, compared to $392,000, or .16% of total loans on an annualized basis in the first quarter of 2014. The allowance for loan losses to non-performing loans as of June 30, 2014 was 216.7% compared to 170.3% as of March 31, 2014 and 156.2% as of December 31, 2013. The allowance for loan losses to total loans as of June 30, 2014 was 1.33% compared to 1.37% as of December 31, 2013. Non-performing loans to total loans at June 30, 2014 were .61% compared to .88% at December 31, 2013. This decrease in non-performing loans was primarily in one-to four-family mortgage loans and commercial loans. Non-performing assets to total assets were .94% at June 30, 2014 compared to 1.22% at December 31, 2013. Heeter commented, "We are pleased with the continued improvement in asset quality."

Stockholders' equity was $119.8 million at June 30, 2014, an increase of $8.1 million from December 31, 2013. The increase was primarily due to net income to common shareholders of $4.5 million and an increase in other comprehensive income of $4.2 million due to favorable movement in market interest rates, which created greater unrealized gains in the securities portfolio. These increases were partially offset by common stock dividends of $999,000. The Company's tangible book value per share as of June 30, 2014 increased to $16.54 compared to $15.46 as of December 31, 2013 and the tangible common equity ratio increased to 8.40% as of June 30, 2014 compared to 7.92% as of December 31, 2013. MFSF and the Bank's risk-based capital ratios were well in excess of "well-capitalized" levels as defined by all regulatory standards as of June 30, 2014.

Income Statement

Net interest income before the provision for loan losses increased $538,000 for the quarter ended June 30, 2014 compared to the same period in 2013. The increase in net interest income was as a result of an 18 basis point increase in net interest margin to 3.28%. The increase in the margin was the result of interest bearing liabilities repricing downward faster than earning assets. Average earning assets declined $3.4 million primarily due to a decline of $14.7 million in the investment portfolio, mainly offset by a $12.9 million increase in the loan portfolio. On a linked quarter basis, net interest income before the provision for loan losses increased $139,000 as net interest margin increased by 2 basis points and average earning assets increased by $10.9 million primarily due to increases in the loan portfolio.

Net interest income before the provision for loan losses increased $978,000 for the first half of 2014 compared to the same period in 2013. The increase was a result of the net interest margin increasing to 3.27% in the first half of 2014 compared to 3.08% in the first half of 2013. This increase was partially offset by a decrease of $13.7 million in average earning assets due to a decline in the average investment portfolio of $14.4 million.

The provision for loan losses for the second quarter of 2014 decreased to $500,000 compared to $550,000 during last year's comparable period. The decrease was due to management's ongoing evaluation of the adequacy of the allowance for loan losses, which was partially attributable to decreased net charge offs of $627,000, or .25% of loans on an annualized basis in the second quarter of 2014 compared to charge offs of $840,000, or .34% of loans on an annualized basis in the second quarter of 2013. Non-performing loans to total loans at June 30, 2014 was .61% compared to 1.94% at June 30, 2013. Non-performing assets to total assets were .94% at June 30, 2014 compared to 1.77% at June 30, 2013.

The provision for loan losses for the first half of 2014 decreased to $850,000 compared to $1.5 million during last year's comparable period. The decrease was primarily due to a decline in net charge offs and improving asset quality. Net charge offs for the first half of 2014 equaled $1.0 million, or .21% of loans on an annualized basis compared to $1.8 million, or .37% in the same period of 2013.

Non-interest income for the second quarter of 2014 was $3.4 million a decrease of $45,000 compared to the second quarter of 2013. Decreases in non-interest income include declines in loan servicing fees of $432,000 primarily due to a $456,000 mortgage servicing rights recovery in the second quarter of 2013 not repeated in 2014. Another reason for the decrease was an increase in losses on sale of other real estate by $215,000 in the second quarter of 2014 compared to the same time period in 2013. These declines were mainly offset by increases in gain on sale of loans of $248,000 primarily due to a less volatile rate environment as compared to the second quarter of 2013, increases in fees and service charges on deposit accounts of $174,000 primarily due to income on debit card transactions and increases in gain on sale of investments of $168,000. On a linked quarter basis, non-interest income increased $541,000, due to increases in gain on sale of mortgage loans primarily due to an increase in mortgage activity and increases in fees and service charges on deposit accounts primarily due to seasonality in fee income.

Non-interest income for the first half of 2014 was $6.3 million, a decrease of $810,000 compared to the first half of 2013. The decrease was primarily due to a $429,000 change in servicing fee income due to mortgage valuation reserves released in the second quarter of 2013 that was not repeated in 2014. Increase in losses on sale of other real estate of $296,000 was another reason for the decline, primarily attributable to larger write-downs of certain real estate owned properties compared to the first half of 2013 when there were several large gains on sale of real estate owned properties.

Non-interest expense decreased $49,000 when comparing the second quarter of 2014 with the same period in 2013. The decrease was primarily due to declines in marketing expense by $134,000 and other expenses of $96,000. The declines were partially offset by increases in professional fees of $120,000 primarily due to revenue enhancement and acquisition activity, which included trust business and a mortgage company, in the second quarter of 2014 and software subscription and maintenance of $75,000 primarily due to technological updates. On a linked quarter basis, non-interest expense decreased $394,000 primarily due to decreases in salaries and benefit expenses of $373,000.

Non-interest expense increased $284,000 when comparing the first half of 2014 with the same period in 2013. Increases were primarily a result of salaries and benefits increasing by $289,000, primarily due to increases in employee benefit costs, increases in professional fees of $223,000, primarily due to revenue enhancement and acquisition opportunities. These increases were partially offset by reductions in other expenses of $170,000, in marketing expense of $102,000, and deposit insurance of $100,000.

Heeter concluded, "We continue to be encouraged by the increases in our core businesses and continue to seek ways to enhance shareholder value."

MutualFirst Financial, Inc. and MutualBank, an Indiana-based financial institution, has thirty full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan. MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including commercial lending, wealth management and trust services and Internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF" and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST	FINANCIAL INC.

	June 30,	March 31,	December 31,
Balance Sheet (Unaudited):	2014	2014	2013
	(000)	(000)	(000)
Assets
Cash and cash equivalents	$28,734	$22,122	$25,285
Investment securities - AFS	267,225	269,106	264,348
Loans held for sale	5,482	1,542	1,888
Loans, gross	994,306	977,849	979,378
Allowance for loan loss	(13,243)	(13,370)	(13,412)
Net loans	981,063	964,479	965,966
Premise and equipment, net	31,104	31,419	31,471
FHLB of Indianapolis stock	14,391	14,391	14,391
Investment in limited partnerships	1,837	1,965	2,092
Cash value of life insurance	50,414	50,110	49,843
Core deposit and other intangibles	1,406	1,461	1,629
Deferred tax asset	13,543	15,468	17,002
Foreclosed real estate	7,098	7,647	8,433
Other assets	8,225	8,832	9,057
Total assets	$1,410,522	$1,388,542	$1,391,405

Liabilities and Stockholders' Equity
Deposits	$1,079,300	$1,104,961	$1,113,084
FHLB advances	187,046	144,128	142,928
Other borrowings	10,532	10,711	10,890
Other liabilities	13,857	13,431	12,861
Stockholders' equity	119,787	115,311	111,642
Total liabilities and stockholders' equity	$1,410,522	$1,388,542	$1,391,405

	Three Months	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended	Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
Income Statement (Unaudited):	2014	2014	2013	2014	2013
	(000)	(000)	(000)	(000)	(000)

Total interest income	$12,744	$12,738	$12,877	$25,482	$25,779
Total interest expense	2,186	2,319	2,857	4,505	5,780

Net interest income	10,558	10,419	10,020	20,977	19,999
Provision for loan losses	500	350	550	850	1,500
Net interest income after provision
for loan losses	10,058	10,069	9,470	20,127	18,499

Non-interest income
Service fee income	1,538	1,341	1,364	2,879	2,935
Net realized gain on sales of AFS securities	211	150	43	362	382
Equity in losses of limited partnerships	(92)	(93)	(128)	(184)	(254)
Commissions	1,178	1,082	1,174	2,260	2,156
Net gain on sale of loans	382	104	134	486	569
Net servicing fees (expenses)	3	(24)	435	(22)	407
Increase in cash value of life insurance	304	267	304	571	621
Net gain (loss) on sale of other real estate and repossessed assets	(178)	(62)	37	(240)	56
Other income	68	108	96	175	225
Total non-interest income	3,414	2,873	3,459	6,287	7,097

Non-interest expense
Salaries and employee benefits	5,500	5,873	5,531	11,372	11,083
Occupancy and equipment	1,035	1,128	991	2,163	2,153
ATM and debit card expense	316	290	270	606	510
Data processing fees	402	406	371	807	755
Professional fees	439	438	319	878	655
Advertising and promotion	306	301	439	607	709
Deposit insurance	270	270	316	540	640
Software subscriptions and maintenance	386	416	311	802	679
Intangible amortization	178	168	211	347	421
Other real estate and repossessed assets	151	135	176	286	349
Other expenses	870	822	967	1,691	1,861
Total non-interest expense	9,853	10,247	9,902	20,099	19,815

Income before taxes	3,619	2,695	3,027	6,315	5,781
Income tax provision	1,062	732	916	1,794	1,693
Net income	2,557	1,963	2,111	4,521	4,088
Preferred stock dividends and amortization	-	-	278	-	640
Net income available to common shareholders	$2,557	$1,963	$1,833	$4,521	$3,448

Pre-tax pre-provision earnings (1)	$4,119	$3,045	$3,299	$7,165	$6,641

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		mos ended			mos ended
		6/30/2014			6/30/2013
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$17,765	$3	0.07%	$19,408	$7	0.14%
Mortgage-backed securities:
Available-for-sale	216,563	1,454	2.69	241,488	1,540	2.55
Investment securities:
Available-for-sale	51,597	339	2.63	41,352	165	1.60
Loans receivable	988,180	10,817	4.38	975,282	11,040	4.53
Stock in FHLB of Indianapolis	14,391	131	3.64	14,391	125	3.47
Total interest-earning assets (2)	1,288,496	12,744	3.96	1,291,921	12,877	3.99
Non-interest earning assets, net of allowance for loan losses and unrealized gain/loss	108,272			110,336
Total assets	$1,396,768			$1,402,257

Interest-Bearing Liabilities:
Demand and NOW accounts	$258,592	144	0.22	$257,114	160	0.25
Savings deposits	126,685	3	0.01	115,646	3	0.01
Money market accounts	130,127	83	0.26	94,923	60	0.25
Certificate accounts	432,618	1,296	1.20	544,038	2,187	1.61
Total deposits	948,022	1,526	0.64	1,011,721	2,410	0.95
Borrowings	170,188	660	1.55	100,427	447	1.78
Total interest-bearing accounts	1,118,210	2,186	0.78	1,112,148	2,857	1.03
Non-interest bearing deposit accounts	146,998			140,211
Other liabilities	13,924			14,208
Total liabilities	1,279,132			1,266,567
Stockholders' equity	117,636			135,690
Total liabilities and stockholders' equity	$1,396,768			$1,402,257

Net earning assets	$170,286			$179,773

Net interest income		$10,558			$10,020

Net interest rate spread			3.17%			2.96%

Net yield on average interest-earning assets			3.28%			3.10%

Average interest-earning assets to average interest-bearing liabilities			115.23%			116.16%

	Three Months	Three Months	Three Months		Six Months	Six Months
	Ended	Ended	Ended		Ended	Ended
	June 30,	March 31,	June 30,		June 30,	June 30,
Selected Financial Ratios and Other Financial Data (Unaudited):	2014	2014	2013		2014	2013

Share and per share data:
Average common shares outstanding
Basic	7,133,233	7,118,853	7,045,112		7,126,082	7,041,139
Diluted	7,360,400	7,353,044	7,227,360		7,356,762	7,211,226
Per common share:
Basic earnings	$0.36	$0.28	$0.26		$0.63	$0.49
Diluted earnings	$0.35	$0.27	$0.25		$0.61	$0.48
Dividends	$0.08	$0.06	$0.06		$0.14	$0.12

Dividend payout ratio	22.86%	27.27%	24.00%		22.95%	25.00%

Performance Ratios:
Return on average assets (ratio of net income to average total assets)(3)	0.73%	0.57%	0.60%		0.65%	0.58%
Return on average tangible common equity (ratio of net income to average tangible common equity)(3)	8.81%	6.98%	6.59%		7.91%	6.27%
Interest rate spread information:
Average during the period(3)	3.17%	3.15%	2.96%		3.16%	2.94%

Net interest margin(3)(4)	3.28%	3.26%	3.10%		3.27%	3.08%

Efficiency Ratio	70.52%	77.09%	73.46%		73.72%	73.13%

Ratio of average interest-earning assets to average interest-bearing liabilities	115.23%	114.95%	116.16%		115.09%	115.96%

Allowance for loan losses:
Balance beginning of period	$13,370	$13,412	$15,991		$13,412	$16,038
Charge offs:
Mortgage first lien	170	80	59		250	442
Mortgage - line of credits and junior liens	60	233	67		293	313
Commercial real estate	244	0	194		244	265
Consumer loans	291	134	113		425	347
Commercial business loans	0	0	537		0	703
Sub-total	765	447	970		1,212	2,070

Recoveries:
Mortgage first lien	1	4	2		5	25
Mortgage - line of credits and junior liens	1	3	6		4	15
Commercial real estate	2	13	14		15	14
Consumer loans	106	32	101		138	170
Commercial business loans	28	3	7		31	9
Sub-total	138	55	130		193	233

Net charge offs	627	392	840		1,019	1,837
Additions charged to operations	500	350	550		850	1,500
Balance end of period	$13,243	$13,370	$15,701		$13,243	$15,701

Net loan charge-offs to average loans (3)	0.25%	0.16%	0.34%		0.21%	0.37%

	June 30,	March 31,	December 31,	June 30,
	2014	2014	2013	2013

Total shares outstanding	7,157,979	7,122,249	7,117,179	7,099,779
Tangible book value per share	$16.54	$15.99	$15.46	$15.14
Tangible common equity to tangible assets	8.40%	8.21%	7.92%	7.65%

Nonperforming assets (000's)
Non-accrual loans
Mortgage first lien	$2,891	$3,743	$4,057	$7,584
Mortgage - line of credits and junior liens	141	325	421	$1,274
Commercial real estate	1,865	2,088	2,452	7,531
Consumer loans	182	333	361	806
Commercial business loans	683	1,157	1,109	1,452
Total non-accrual loans	5,762	7,646	8,400	18,647
Accruing loans past due 90 days or more	348	206	188	236
Total nonperforming loans	6,110	7,852	8,588	18,883
Real estate owned	6,719	7,193	8,150	5,603
Other repossessed assets	379	454	283	456
Total nonperforming assets	$13,208	$15,499	$17,021	$24,942

Performing restructured loans (5)	$4,368	$4,510	$10,016	$8,126

Asset Quality Ratios:
Non-performing assets to total assets	0.94%	1.12%	1.22%	1.77%
Non-performing loans to total loans	0.61%	0.80%	0.88%	1.94%
Allowance for loan losses to non-performing loans	216.74%	170.28%	156.15%	83.15%
Allowance for loan losses to loans receivable	1.33%	1.37%	1.37%	1.61%

(1) Pre-tax pre-provision income is calculated by taking net income available to common shareholders and adding income tax provision and provision for loan losses.

(2) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(3) Ratios for the three and six month periods have been annualized.

(4) Net interest income divided by average interest earning assets.

(5) Performing restructured loans are excluded from non-performing ratios. Restructured loans that are on non-accrual are in the non-accrual loan categories.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc., (765) 747-2945